Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
104 South Main Street | Ninth Floor Greenville, SC 29601 T 864.373.2300 F 864.232.2925 nelsonmullins.com

January 31, 2019

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

Ladies and Gentlemen:

We have acted as counsel to First Community Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), covering the offering of up to 200,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, which may be issued by the Company under its Dividend Reinvestment Plan (the “Plan”).

The opinion contained in this letter is based exclusively upon the South Carolina Business Corporation Act, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

First Community Corporation

January 30, 2019

Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the South Carolina Business Corporation Act, as now constituted. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each of the Shares registered under the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present South Carolina Business Corporation Act be changed by legislative action, judicial decision or otherwise, or should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP